Exhibit 23.1

PAULA S. MORELLI, CPA P.C.
21 MARTHA STREET
FREEPORT, NY 11520
(516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
China Unitech, Inc.

I consent to the use in this Registration Statement on Form SB-2 of my name under "Experts" in the prospectus and to my report included therein relating to the financial statements of China Unitech Group, Inc.

PAULA S. MORELLI, CPA
/s/ Paula S. Morelli CPA P.C.

Freeport, New York
August 30, 2006